Exhibit 99.1

Limelight Appoints George Vonderhaar Chief Sales Officer (CSO)

Leader in Digital Presence Management Taps Senior Executive with Proven Record of Driving

Business Results and Client Service

PHOENIX – February 12, 2013 – Limelight Networks (NASDAQ:LLNW), a leader in Digital Presence Management, today announced that it has appointed George Vonderhaar to the position of chief sales officer. In the newly created role, he will report directly to Robert Lento, president and chief executive officer, and will be responsible for directing worldwide sales activities for the company.

“The importance of delivering an effective digital presence is becoming clear,” says Vonderhaar. “Marketers are looking for better ways to tell their stories, to bring them to life in rich media, and to deliver them to audiences everywhere. CIOs and CTOs have to enable all this while harnessing Big Data and controlling costs. Getting this balance right is a strategic imperative – and I’m confident Limelight’s technologies and people have what it takes to help customers strike that balance.”

“George brings a wealth of executive sales management experience to Limelight,” said Lento. “He has proven his ability to attract top talent, to lead organizations to success, and to deliver on his objectives. I very much look forward to having this great leader on our team.”

George Vonderhaar brings over 20 years of executive leadership to Limelight Networks, including over 10 years in senior executive and general management roles. Prior to joining Limelight, Vonderhaar held the position of general manager of Convergys Corporation’s Global Cable and Satellite Information Management Group, where he was instrumental in driving the business unit to market leadership and profitability. He also served as senior vice president, client services for Convergys’s HRM business, where he restructured complex client relationships and contributed to the subsequent sale of the HRM unit. He previously served as president of Convergys’s Mobile, Cable, and Broadband Solutions Groups with full P&L responsibility for those businesses.

Mr. Vonderhaar holds a BS in Business Administration, with concentrations in Finance and Human Resources from Marquette University.

About Limelight Networks

Limelight Networks, Inc. (NASDAQ:LLNW) is a global leader in Digital Presence Management. Limelight’s Orchestrate Digital Presence Platform is an integrated suite of cloud-based Software as a Service (SaaS) applications, which allows organizations to optimize all aspects of their online digital presence across web, mobile, social, and large screen channels. Orchestrate leverages Limelight’s scalable, high-performance global network to offer advanced features for: web content management; website personalization; content targeting; online video publishing; mobile enablement and monetization; content delivery; transcoding; and cloud storage – combined with social media integration and powerful analytics. Limelight’s team of digital presence experts helps organizations streamline processes and optimize business results across all customer interaction channels to deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance their customer relationships – all while reducing costs. For more information, please visit www.limelight.com.

Media contact:

Chris Drago

Bhava Communications

510-984-6321

limelight@bhavacom.com